EXHIBIT 99.1

FBR Reports Second Quarter Financial Results

Company Reports Significant Increases in Revenue and Earnings

ARLINGTON, Va., July 16, 2013 (GLOBE NEWSWIRE) -- FBR & Co. (Nasdaq:FBRC) ("FBR" or the "Company"), a leading investment bank serving the middle market, today reported net income of $46.5 million, or $3.52 per diluted share, for the second quarter of 2013 compared to net income of $0.5 million, or $0.03 per diluted share, in the second quarter of 2012, and net income of $35.3 million, or $2.65 per diluted share, for the first quarter of 2013. For the first half of 2013, the company reported net income of $81.8 million, or $6.24 per diluted share, compared to net income of $0.9 million, or $0.06 per diluted share for the first half of 2012.

Second quarter 2013 pretax operating income was $14.6 million on $67.2 million of revenue. This compares to $0.3 million in pretax operating income on $33.7 million of revenue in the second quarter of 2012 and $35.9 million of pretax operating income on $117.9 million of revenue in the first quarter of 2013. The Company's first half 2013 pretax operating income was $50.5 million on revenue of $185.2 million, both representing the best performance for any two consecutive quarters since the first half of 2007.

As a result of the Company's improved operating performance, its outlook regarding prospective operating performance and analysis of other relevant factors, the Company determined that the release of a significant component of the valuation allowance on its deferred tax assets was appropriate under generally accepted accounting principles ("GAAP") as of June 30, 2013. The Company's net income from continuing operations for the second quarter of 2013 includes a $29.6 million tax benefit reflecting the valuation allowance reversal and the Company's utilization of a portion of its net operating loss carryforwards.

Compensation and benefits expenses were 56% of net revenue during the second quarter of 2013, which compares to 50% in the year earlier period and 56% in the prior quarter. Headcount was 265 at quarter end compared with 257 last quarter. Revenue per head on a trailing twelve month basis was $1.05 million. Non-compensation fixed expenses in the second quarter of 2013 totaled $10.2 million compared to $10.8 million in the second quarter of 2012, and $11.1 million in the prior quarter.

Second Quarter Overview

  Investment banking revenue was $52.0 million in the quarter compared to $19.0 million in the second quarter of 2012 and $101.3 million in the first quarter of 2013. This revenue was generated from 16 transactions, both public and private, including four large sole-managed transactions.

  Institutional brokerage generated net revenue of $13.1 million in the quarter compared to $12.3 million in the second quarter of 2012 and $13.7 million in the first quarter of 2013. Despite continued pressure on market volumes, equity commissions were up for the third consecutive quarter and represented a 12% improvement over the second quarter of 2012.

  The Company earned $1.2 million of net investment income from principal investing activities during the quarter.

During the quarter the Company repurchased 150 thousand shares of its common stock for $3.1 million, inclusive of a self-tender, but primarily through open market purchases. Since 2010, we have repurchased 5.4 million shares or approximately 30% of shares outstanding, at an average price of $13.29 per share, for a total of $72 million. The Company has 778 thousand shares remaining under its previously disclosed repurchase authorization.

Shareholders' equity was $315 million as of June 30, 2013, up from $267 million on March 31, 2013, representing an increase of $76 million in the first half of the year. As of June 30, 2013, the Company's cash balance was $227 million and its book value per share was $25.82, up 35% from the beginning of the year.

"I'd like to thank all of our employees for delivering a great performance in the first half of this year. Clearly our financial results were much improved, and the second quarter continued a number of positive trends for the company," said Richard J. Hendrix, Chairman and Chief Executive Officer of FBR. "Most importantly, we continued to deliver great ideas and execution to our clients. Going forward, we will work to build on the momentum we have established and to enhance our position as a leading underwriter of US equities."

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EDT, Wednesday, July 17, 2013, may do so via the Web or conference call at:

Webcast link: http://investor.shareholder.com/media/eventdetail.cfm?eventid=131477&CompanyID=FBCM&e=1&mediaKey=A638ADF35B185A230531194DBE6AEB85

Conference call dial-in number (domestic, toll-free): 877.303.6433

Conference call dial-in number (international): 224.357.2198

Access code: 99936653

Replays of the earnings call will be available via webcast following the call.

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUES:
Investment banking:
Capital raising	$ 49,165	$ 16,841	$ 148,851	$ 31,015
Advisory	2,872	2,118	4,476	4,124
Institutional brokerage:
Principal transactions	4,798	3,753	10,659	10,255
Agency commissions	8,324	8,567	16,168	18,117
Net investment income	1,209	1,090	3,307	2,991
Interest, dividends & other	874	1,363	1,707	2,175
Total revenues	67,242	33,732	185,168	68,677

EXPENSES:
Compensation and benefits	37,923	16,880	104,334	34,728
Professional services	3,379	3,759	6,835	6,591
Business development	2,610	2,444	4,743	5,004
Clearing and brokerage fees	1,307	1,900	2,911	4,284
Occupancy and equipment	3,068	3,499	6,350	7,541
Communications	2,776	3,063	5,745	6,608
Other operating expenses	1,547	1,865	3,711	3,626
Total expenses	52,610	33,410	134,629	68,382

Income from continuing operations before income taxes	14,632	322	50,539	295
Income tax (benefit) provision	(29,591)	15	(28,132)	22

Income from continuing operations, net of taxes	44,223	307	78,671	273
Income from discontinued operations, net of taxes	2,316	184	3,122	656

Net income	$ 46,539	$ 491	$ 81,793	$ 929

Basic earnings per share:
Income from continuing operations, net of taxes	$ 3.64	$ 0.03	$ 6.45	$ 0.02
Income from discontinued operations, net of taxes	0.19	0.01	0.25	0.05
Net income	$ 3.83	$ 0.04	$ 6.70	$ 0.07

Diluted earnings per share:
Income from continuing operations, net of taxes	$ 3.35	$ 0.02	$ 6.00	$ 0.02
Income from discontinued operations, net of taxes	0.17	0.01	0.24	0.04
Net income	$ 3.52	$ 0.03	$ 6.24	$ 0.06

Weighted average shares - basic	12,166	13,874	12,201	13,984
Weighted average shares - diluted	13,216	14,314	13,102	14,306

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	June 30, 2013	December 31, 2012

Cash and cash equivalents	$ 226,734	$ 174,925
Receivables:
Due from brokers, dealers and clearing organizations	25,631	4,670
Customers	6,589	2,579
Other	14,613	10,902
Financial instruments owned, at fair value	139,262	121,404
Other investments, at cost	5,681	8,388
Furniture, equipment and leasehold improvements, net	3,150	3,693
Prepaid expenses and other assets	35,084	6,883
Total assets	$ 456,744	$ 333,444

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Securities sold but not yet purchased, at fair value	$ 40,042	$ 56,929
Accrued compensation and benefits	62,928	19,075
Accounts payable, accrued expenses and other liabilities	14,019	13,878
Due to brokers, dealers and clearing organizations	24,296	3,698
Total liabilities	141,285	93,580

Shareholders' equity:
Common stock	12	12
Additional paid-in capital	401,401	402,668
Employee stock loan receivable, including accrued interest	--	(307)
Restricted stock units	18,755	25,235
Accumulated other comprehensive income (loss)	147	(1,094)
Accumulated deficit	(104,856)	(186,650)
Total shareholders' equity	315,459	239,864
Total liabilities and shareholders' equity	$ 456,744	$ 333,444

Book Value per Share	$25.82	$19.18

Shares Outstanding (in thousands)	12,219	12,505

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-2 13	Q-1 13	Q-4 12	Q-3 12	Q-2 12
Revenues	$ 67,242	$ 117,926	$ 58,926	$ 23,889	$ 33,732

Expenses:
Variable	29,572	57,966	24,693	5,263	8,791
Fixed	23,038	24,053	25,022	24,204	24,619

Income (loss) from continuing operations before income taxes	14,632	35,907	9,211	(5,578)	322
Income tax (benefit) provision	(29,591)	1,459	162	(1,262)	15

Income (loss) from continuing operations, net of taxes	44,223	34,448	9,049	(4,316)	307
Income from discontinued operations, net of taxes	2,316	806	23,070	959	184
Net income (loss)	$ 46,539	$ 35,254	$ 32,119	$ (3,357)	$ 491

Fixed expenses from continuing operations	$ 23,038	$ 24,053	$ 25,022	$ 24,204	$ 24,619
Less: Non-cash expenses[1]	2,189	1,839	2,000	1,948	1,804
Corporate transaction costs[2]	--	--	867	646	--
Severance	--	--	--	61	--

Core fixed costs from continuing operations[3]	$ 20,849	$ 22,214	$ 22,155	$ 21,549	$ 22,815

Statistical Data (Continuing Operations)
Revenues per employee (annualized)	$ 1,015	$ 1,835	$ 921	$ 387	$ 521

Employee count	265	257	256	247	259

[1] Non-cash expenses include compensation costs associated with stock-based awards and amortization of intangible assets.

[2] Corporate transaction costs include costs related to reductions in physical space and restructuring costs.

3 Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company's fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnotes 1 and 2 and severance costs on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.
CONTACT: Investors:
         Bradley J. Wright
         703.312.9678 or bwright@fbr.com

         Media:
         Shannon Small
         703.469.1190 or ssmall@fbr.com